Exhibit 10.2

AECOM
1999 Avenue of the Stars
Suite 2600
Los Angeles, CA 90067 www.aecom.com

June 13, 2020

Lara Poloni

1999 Avenue of the Stars Suite 2600

Los Angeles, CA 90067

Dear Lara:

I am pleased to offer you the position of President of AECOM (“AECOM” or the “Company”) effective as of October 1, 2020 or such earlier date as the current Chief Executive Officer, Mike Burke, ceases serving as Chief Executive Officer of AECOM (such date, the “Succession Date”), subject to your continued employment with the Company through the Succession Date. While serving as President, you will continue to report directly to the Chief Executive Officer of AECOM. Your promotion to President is conditioned upon your acceptance of the terms and conditions outlined in this letter (this “Letter”).

Until the Succession Date, you will continue in your current role of Chief Executive of Europe, the Middle East and Africa of the Company, with compensation and benefits on the same terms and conditions as apply to you as of the date hereof.

With respect to your service as President of the Company from and after the Succession Date, you will receive the compensation and benefits set forth below.

●	A base salary of U.S.$750,000 per year (the “Base Salary”), subject to temporary salary reductions consistent with any policy or similar actions as applicable to executive officers of the Company generally. Your Base Salary will be reviewed annually by the Compensation and Organization Committee of the Board (the “Compensation Committee”), and as used in this Letter, references to Base Salary mean annual base salary as in effect from time to time.

●	Participation in the AECOM Executive Incentive Plan as in effect from time to time, with a 2021 fiscal year target award opportunity equal to 110% of Base Salary (the “Target Incentive Award”). Your annual incentive award will be determined by the Compensation Committee subject to the achievement of performance goals and the terms of the plan.

●	An annual long-term equity incentive award (the “LTI Award”) under the terms of the Company’s equity incentive plan as in effect from time to time and any applicable award agreements. The 2021 fiscal year LTI Award opportunity will have a target grant date fair value (as determined consistent with the Company’s practices) equal to U.S.$1,725,000 (the “Target LTI Award”). The 2021 fiscal year LTI Award will be a mix of restricted stock units in respect of Company common stock (“RSUs”) and performance earnings program units in respect of Company common stock (“PEPs”), as determined by the Compensation Committee and consistent with other senior executives. The RSUs will be granted on the Succession Date and will vest on the third anniversary of the date of grant. The PEPs will be granted on the date that PEPs with respect to the Company’s 2021 fiscal year are granted to other executive officers of the Company (currently expected to occur in December of 2020) or such earlier date as determined by the Compensation Committee, and the terms and performance conditions of such PEPs will be determined by the Compensation Committee in the ordinary course. The commitment to grant you the LTI Award for the 2021 fiscal year is an obligation of the Company, and the 2021 LTI Award will be made subject to your continued employment on the Succession Date with respect to the RSU portion and the grant date in December of 2020 (or such earlier date of grant as determined by the Compensation Committee) with respect to the PEPs portion. The grant date and the terms and conditions of the LTI Award for future fiscal years, including the mix of awards, vesting terms and performance conditions, will be determined by the Compensation Committee.

●	Eligibility to participate in the Company’s employee benefit plans as in effect from time to time that are available to other executive officers of the Company, including the Company’s Change in Control Severance Policy for Key Executives (with a 1.5 times severance multiple) and the Company’s Senior Leadership Severance Plan (the “Pre- CIC Severance Plan”), in each case, as in effect from time to time (and, with respect to the Pre-CIC Severance Plan, except as provided in the following sentence). Notwithstanding the terms of the Pre-CIC Severance Plan, if prior to or on or after the Succession Date, you terminate your employment with the Company as a result of a material breach of this Letter by the Company (which is not cured within thirty (30) days after you have delivered prompt (not more than thirty (30) days from the event giving rise to the breach) written notice to the Company), you will be entitled to the severance payments and benefits provided under the Pre-CIC Severance Plan (subject to the delivery and non-revocation of a Separation and Release Agreement as contemplated thereunder).

●	Your employment is conditioned on your agreement to and compliance with the covenants and obligations set forth in the Addendum, which is part of this Letter as if set forth herein and will be binding on you and enforceable by the Company. References to this Letter will include the Addendum.

Miscellaneous:

●	All payments and compensation hereunder will be subject to applicable income tax, employment tax and other withholding.
●	Your employment is at-will and may be terminated at any time for any reason, with or without notice, by you or the Company.
●	As an employee of the Company, you will be subject to all Company policies, including the Company’s Code of Conduct, Insider Trading Policy, clawback policy and stock ownership guidelines, as may be in effect from time to time.
●	This Letter will be construed and enforced pursuant to the laws of the State of California, without regard to the conflict of law provisions of any state which would provide for the application of the laws of any state other than the State of California. Except with respect to the enforcement of the obligations under the Addendum, any dispute arising out of or relating to this Letter will be settled by binding arbitration by a panel of three arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association, with such arbitration proceedings to be located in Los Angeles, California. The arbitrators will not be empowered to award damages in excess of compensatory damages. With respect to the obligations under the Addendum, you consent to the jurisdiction of any court of competent jurisdiction located in the State of California.

●	The payments and benefits provided under this Letter are intended to comply with the requirements of Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder (“Section 409A”), or an exemption from Section 409A, and will be interpreted, applied and administered accordingly. All reimbursements under this Letter that constitute deferred compensation within the meaning of Section 409A will be made or provided in accordance with the requirements of Section 409A.
●	Except as otherwise contemplated herein, this Letter contains the entire agreement between you and the Company with respect to the subject matter hereof.

[Signature Page Follows]

To accept our offer, please sign and date this Letter in the designated space below and return an executed version of this Letter to David Gan, Chief Legal Officer, which will become a binding agreement (including the Addendum) upon our receipt.

We look forward to an exciting future with you as our President.

Sincerely,

On behalf of AECOM,

/s/ Steven A. Kandarian	6/13/2020
Steven A. Kandarian	Date
Lead Independent Director of the Board
Chairman of the Compensation and
Organization Committee

I hereby accept the terms and conditions of this Letter:

/s/ Lara Poloni	6/14/2020
Lara Poloni	Date

[Signature Page to Letter]

ADDENDUM

This Addendum (the “Addendum”) to the Letter sets forth material terms and conditions of your employment with the Company that constitute binding and enforceable obligations between you and the Company. References herein to “the Company” shall include its subsidiaries and affiliates.

1.	Confidentiality.

a.

Company Information. You agree at all times during your employment with the Company and thereafter, to hold in strictest confidence, and not to use, except in connection with the performance of your duties to the Company, and not to disclose to any person or entity without written authorization of the Company, any Confidential Information of the Company. As used herein, “Confidential Information” means any Company proprietary or confidential information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, marketing, distribution and sales methods and systems, sales and profit figures, finances and other business information disclosed to you by the Company, either directly or indirectly in writing, orally or by drawings or inspection of documents or other tangible property. However, Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act by you.

b.

Executive-Restricted Information. You agree that during your employment with the Company you will not improperly use or disclose any proprietary or confidential information or trade secrets of any person or entity with whom you have an agreement or duty to keep such information or secrets confidential.

c.

Third Party Information. You recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. You agree at all times during your employment with the Company and thereafter, to hold in strictest confidence, and not to use, except in connection with the performance of your duties to the Company, and not to disclose to any person or entity, or to use it except as necessary in performing your duties, consistent with the Company's agreement with such third party.

d.

Return of Confidential Information. You agree, upon termination of the employment relationship or upon the written request of the Company, whichever is earlier, to promptly deliver to the Company all records, notes, and other written, printed, or tangible materials whether generated by you or others in your possession, including all copies thereof, pertaining to the Confidential Information.

2.	Ownership of Information, Ideas, Concepts, Improvements, Discoveries and Inventions and all Original Works of Authorship.

a.

As between the Company and you, all information, ideas, concepts, improvements, discoveries and inventions, whether patentable or not, which are conceived, made, developed or acquired by you or which are disclosed or made known to you, individually or in conjunction with others, during your employment with the Company and which relate to the Company’s business, products or services (including all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of clients or customers or their requirements, the identity of key contacts within the client or customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) are and shall be the sole and exclusive property of the Company. Moreover, all drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, maps and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries and inventions are and shall be the sole and exclusive property of the Company.

b.

In particular, you hereby specifically assign and transfer to the Company all of your worldwide right, title and interest in and to all such information, ideas, concepts, improvements, discoveries or inventions, and any United States or foreign applications for patents, inventor’s certificates or other industrial rights that may be filed thereon, and applications for registration of such names and marks. During your employment with the Company and thereafter, you shall assist the Company and its nominee at all times in the protection of such information, ideas, concepts, improvements, discoveries or inventions, both in the United States and all foreign countries, including but not limited to, the execution of all lawful oaths and all assignment documents requested by the Company or its nominee in connection with the preparation, prosecution, issuance or enforcement of any applications for United States or foreign letters patent, and any application for the registration of such names and marks.

c.

Moreover, if during your employment with the Company, you create any original work of authorship fixed in any tangible medium of expression which is the subject matter of copyright (such as reports, videotapes, written presentations, computer programs, drawings, maps, architectural renditions, models, manuals, brochures or the like) relating to the Company’s business, products, or services, whether such work is created solely by you or jointly with others, the Company shall be deemed the author of such work if the work is prepared by you in the scope of your employment; or, if the work is not prepared by you within the scope of your employment but is specially ordered by the Company as a contribution to a collective work, as a part of any written or audiovisual work, as a translation, as a supplementary work, as a compilation or as an instructional text, then the work shall be considered to be work made for hire and the Company shall be the author of the work. In the event such work is neither prepared by you within the scope of your employment nor a work specially ordered and deemed to be a work made for hire, then you hereby agree to assign, and by these presents, do assign, to the Company all of your worldwide right, title and interest in and to such work and all rights of copyright therein. Both during your employment with the Company and thereafter, you agree to assist the Company and its nominee, at any time, in the protection of the Company’s worldwide right, title and interest

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in and to the work and all rights of copyright therein, including but not limited to, the execution of all formal assignment documents requested by the Company or its nominee and the execution of all lawful oaths and applications for registration of copyright in the United States and foreign countries; provided, however, that you shall be compensated by the Company at a reasonable hourly rate for assistance given after you are no longer employed by the Company.

3.

Non-Solicitation of Employees, Customers or Clients. You agree that you shall not at any time during your employment with the Company and for one (1) year following your termination of employment with the Company for any reason, directly or indirectly:

a.

solicit, attempt to solicit, induce or otherwise cause any existing or future customer or client of the Company, to terminate, fail to extend or renew, reduce the funding of, or fail to provide additional funding for, any contract, proposal or work with the Company; or

b.

solicit, attempt to solicit, induce or otherwise cause any existing or prospective employee of the Company, to terminate or abort his or her employment with the Company, or hire or attempt to hire any existing or prospective employee of the Company to be employed or engaged as a consultant or employee by you or for any firm, organization, business, partnership, corporation or association with which you shall have an association.

4.

Other Employment/Services. You agree that during the period of your employment with the Company, you will not, directly or indirectly, as an employee, director, consultant or in any other capacity, without the Company's express written consent, provide services to any corporation, partnership or other entity, or engage in any employment or business activity, that is competitive with the business conducted or services provided by the Company, or would otherwise conflict with, your employment by and duties to the Company.

5.

Enforcement; Remedies. You agree that it is impossible to measure in money the damages which will accrue to the Company by reason of a failure by you to perform any of your obligations set forth in this Addendum. Accordingly, if the Company institutes any action or proceeding to enforce its rights under this Addendum, to the extent permitted by applicable law, you hereby waive the claim or defense that the Company or its affiliates has an adequate remedy at law, and you shall not claim that any such remedy at law exists. Furthermore, in addition to other remedies that may be available, including money damages, the Company will be entitled to specific performance and other injunctive relief, without the requirement to post a bond. Should any provision of this Addendum be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provision will become null and void, leaving the remainder of this Addendum in full force and effect. Failure to insist upon strict compliance with any terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition. You understand that, as set forth in the Letter, California law will govern the obligations under this Addendum.

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